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                                                                    Exhibit 99.2


                      SUNGARD COMPLETES ACQUISITION OF SCT

Wayne, PA -- SunGard (NYSE:SDS) announced today that it has completed the previously announced acquisition of Systems & Computer Technology Corporation
(SCT) for an aggregate of approximately $590 million in cash including payment for certain outstanding options. SCT supports more than 1,300 institutions of higher education and 8 million learners worldwide. SCT's revenue for its fiscal year ended September 30, 2003 was approximately $270 million. The acquisition is not expected to have a material impact on SunGard's financial results.

SCT, to be renamed SunGard SCT Inc., becomes the largest operating unit of SunGard Higher Education and Public Sector Systems. Mike Chamberlain will continue as SunGard SCT's president and chief executive officer, reporting to Bob Clarke, group chief executive officer of SunGard Higher Education and Public Sector Systems.

Bob Clarke stated, "This acquisition positions SunGard as a leading provider of solutions for institutions of higher education. SCT is a familiar name in education and it is dedicated to serving all types and sizes of colleges and universities. We are delighted to welcome SCT's customers and employees to SunGard."

About SCT
SCT is a leading global provider of technology solutions for educational institutions of all sizes and complexity. SCT supports more than 1,300 institutions of higher education and 8 million learners worldwide with administrative and academic solutions, portal and community solutions, content management and workflow solutions, information access and integration solutions, and professional services. For more information visit www.sct.com.

About SunGard Higher Education and Public Sector Systems
SunGard Higher Education and Public Sector Systems serves a wide range of customers -- institutions of higher education, school districts, nonprofit organizations, and local, state and federal government agencies -- with a growing range of specialized enterprise resource planning and administrative solutions for functions such as accounting, human resources, payroll, utility billing, land management, student administration, fundraising, and grant and project management.

About SunGard
SunGard is a global leader in integrated software and processing solutions, primarily for financial services. SunGard also helps information-dependent enterprises of all types to ensure the continuity of their business. SunGard serves more than 20,000 customers in more than 50 countries, including the world's 50 largest financial services companies. SunGard (NYSE:SDS) is a member of the S&P 500 and has annual revenues of $3 billion. Visit SunGard at www.sungard.com.
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Trademark Information: SunGard and the SunGard logo are trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. SCT and the SCT logo are trademarks or registered trademarks of Systems & Computer Technology Corporation. All other trade names are trademarks or registered trademarks of their respective holders.


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 "Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995

Certain of the matters we discuss in this press release constitute forward-looking statements. You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: general economic and market conditions, including the lingering effects of the economic slowdown on information technology spending levels, trading volumes and services revenues, and including the fact that the economic slowdown has left many companies with excess data center capacity that provides them with the capability for in-house high-availability solutions; the overall condition of the financial services industry, including the effect of any further consolidation among financial services firms, and including the market and credit risks associated with clearing broker operations; the integration of acquired businesses, the performance of acquired businesses including Systems & Computer Technology Corporation, and the prospects for future acquisitions; the effect of war, terrorism or catastrophic events; the timing and magnitude of software sales; the timing and scope of technological advances; the ability to retain and attract customers and key personnel; and the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents. The factors described in this paragraph and other factors that may affect our business or future financial results, as and when applicable, are discussed in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2002, a copy of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.
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Contact:  SunGard Data Systems Inc. (NYSE: SDS)
          Madeline Hopkins, (484) 582-5506


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